Exhibit 10

Enterprise Bank

2011 Variable Compensation Incentive Plan

Purpose and Objective

The 2011 Variable Compensation Incentive Plan (the Plan) incents and rewards our bank’s performance and our individual performance.

Participants

Vice Presidents (VP) and above who do not participate in an individual sales incentive plan (e.g. Lender Incentive Plan, Branch Relationship Manager Incentive Plan, other sales incentive plan) are eligible to participate in this plan.  Other than as described elsewhere in this plan, you must be employed on the payout date to receive a payout.  If your hire date is after January 1 of the current plan year, you will be eligible for a pro-rata payout, based on wages earned during the plan year.

Target Awards

You will have a target variable compensation opportunity (target percentage), which is a percentage of your regular earnings (base salary) earned in the current plan year.

Determination of Variable Compensation Payout

You will be assigned to a variable compensation incentive group (Bank wide Group; Deposit Focused Group; or Loan Quality Focused Group) based upon your position and role.  All variable compensation incentive groups contain the below specific performance factors with varying associated weights (see Variable Compensation Incentive Groups, page 3).

Specific Performance Factors for all Plan Participants:

•                  Net Income: 2011 Net Income

•                  Deposit Growth: 2011 average low cost deposit growth

•                  Loan Growth: Increase in 2011 total loan balances

•                  Loan Quality: Amount charged to the provision for loan losses in 2011

The below additional factors, as a positive or negative multiplier, will be used in calculating the variable compensation incentive payout for the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Commercial Lending Officer, Chief Banking Officer, Chief Sales and Marketing Officer, Managing Director of Enterprise Investment Advisors, Branch Administration Director, and Mortgage Lending Director.

Additional Performance Factor:

•                  Annualized revenue from net growth in investment assets managed in 2011 (annualized revenue from new assets - attrition)

•                  Insurance commission revenue reported in 2011

Our bank must attain a specified level of performance in the Net Income performance factor (the “threshold”) in the current plan year for a payout to be made.  If the threshold is achieved, the variable compensation pool available for variable compensation incentive payouts will be determined by overall performance of the performance factor and may also be modified at the discretion of the Compensation Committee.

Your individual performance and/or contribution for the plan year may impact your individual actual payout either positively or negatively.

Windfall

A windfall is an extraordinary or unusual event that may either positively or negatively impact the Bank’s financial reports.  It will be at the discretion of the Compensation Committee whether a windfall will be included in the Bank’s financial results when determining the payout under the Plan.

Payout Timing

The performance period is January 1 through December 31 of the current plan year.  If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Retirement, Disability, or Death

If a participant retires after the age of 62 and has been employed for at least three months in the current plan year, the participant is eligible to receive a pro-rata payout upon retirement.   If a participant passes away or employment ends as result of disability during the plan year, the participant or the participant’s beneficiary is eligible to receive a pro-rata payout.  Payouts will be based upon the participant’s wages earned in the current plan year, the participant’s performance, and management’s estimate of year-end results at the participant’s employment end date.

Clawback Provision

If the Bank’s reported financial or operating results are determined to be subject to material negative restatement, the Compensation Committee may require recoupment of full or partial payout made to participants with an officer status of Senior Vice President (SVP) or above.

The Compensation Committee reserves the authority to approve, modify, or disallow any payout proposed to be made under the Plan.

Performance Factor Grid Information

Variable Compensation Pool for Performance Factors

Below Threshold	At Threshold (0.50)	(0.75)	At Target (1.00)	(1.25)	(1.50)	(1.75)	At Stretch (2.00)
There will be a 0% variable compensation pool for the performance factor.	There will be a 50% variable compensation pool for the performance factor.		There will be a 100% variable compensation pool for the performance factor.				There will be a 200% variable compensation pool for the performance factor.

Performance Factor Grid for Participant Scorecard*

	Performance		Threshold		Target				Stretch
	Factor	Weight	0.50	.75	1.00	1.25	1.5	1.75	2.00
Variable Compensation Scorecard	Net Income	Refer	9.959M	10.412M	10.912M	11.412M	11.912M	12.412M	13.136M
	Deposit Growth	to	0M	7.547M	15.093M	22.640M	30.187M	37.734M	45.281M
	Loan Growth	Groups	47.027M	68.214M	89.400M	110.586M	131.773M	152.959M	174.146M
	Loan Quality	Below	5.690M	5.161M	4.631M	4.101M	3.572M	3.042M	2.512M

*Department and individual performance will be considered in determining final payouts under the 2011 Variable Compensation Plan.

The performance targets set forth above have been established solely for determining incentive payment opportunities under the plan, and are not intended to provide any indication of the Company’s expectations for future financial performance.

Additional Performance Factors Multipliers, if applicable

Annualized revenue from net growth in investment assets managed in 2011 (annualized revenue from new assets - attrition)

•                  If less than $165,000, multiply actual payout percentage by 0.95

•                  If between $165,000 — $230,000, multiply actual payout percentage 1

•                  If more than $230,000, multiply actual payout percentage by 1.05

Insurance commission revenue reported in 2011

•                  If less than $378,000, multiply actual payout percentage by 0.95

•                  If between $378,000 — $462,000, multiply actual payout percentage 1

•                  If more than $462,000, multiply actual payout percentage by 1.05

The final multiplier used to determine the payout will be an average of the above two multipliers.

Variable Compensation Incentive Groups in Which Named Executive Officers are Included

	Performance Factor	Weight
	Net Income	50%
Bank wide Group	Deposit Growth	20%
	Loan Growth	20%
	Loan Quality	10%

	Performance Factor	Weight
Deposit Focused Group	Net Income	50%
	Deposit Growth	35%
	Loan Growth	10%
	Loan Quality	5%